Exhibit 99.1

Transatlantic Holdings, Inc. Forms Special Committee of the Board of Directors

NEW YORK, September 29, 2008 (BUSINESS WIRE) -- Transatlantic Holdings, Inc. (NYSE: TRH) today announced that a Special Committee of its independent directors is evaluating proposals received from American International Group, Inc. (“AIG”) relating to the possible disposition of, or other transactions involving, AIG’s 59% common stock interest in the Company as well as any related business combination transactions involving the Company’s outstanding shares.  The Special Committee is comprised of the Company’s lead independent director, Richard S. Press, and directors John Foos and William J. Poutsiaka.

The Special Committee has retained Lazard as its financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisor.  Potter Anderson & Corroon LLP is acting as Delaware counsel to the Special Committee.

Commenting on these actions, Robert F. Orlich, Chairman, President and Chief Executive Officer, said, “The Special Committee is working with AIG to expedite the resolution of uncertainty surrounding AIG’s ownership interest in Transatlantic and is focused on achieving a resolution that will be in the best interests of the Company’s public shareholders.  We are committed to maintaining our global franchise and financial strength, our history of excellent relationships with brokers and clients and the strong ratings assigned by each of the major rating agencies.  We believe that our ratings profile has recently been impacted by events surrounding AIG and we look forward to resolving any uncertainty that may exist about our ratings.  We believe this is the best way to protect the interests of all stakeholders.”

There can be no assurance as to whether or when AIG will dispose of all or any portion of its interest in the Company or whether or when the Company will engage in any transaction.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company(R), Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit - www.transre.com - for additional information about the Company.

Caution concerning forward-looking statements:

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Transatlantic Holdings, Inc., New York
Steven S. Skalicky, 212-770-2040